UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

PETER CARTER, on behalf of himself and all others similarly situated,	Case No.:
CLASS ACTION COMPLAINT

Plaintiff,	CLASS ACTION COMPLAINT FOR
vs.	VIOLATIONS OF SECTIONS 14(e),
14(d)(4), AND 20(a) OF THE SECURITIES
CDI CORP., JOSEPH L. CARLINI,	EXCHANGE ACT OF 1934
MICHAEL J. EMMI, WALTER R.
GARRISON, LAWRENCE C. KARLSON,	JURY DEMAND
RONALD J. KOZICH, ANNA M. SEAL,
ALBERT E. SMITH, and BARTON J.
WINOKUR,

Defendants.

Plaintiff Peter Carter (“Plaintiff”), on behalf of himself and the proposed Class defined herein, brings this class action suit for violations of Sections 14(e), 14(d)(4), and 20(a) of the Securities Exchange Act of 1934. In support of this Class Action Complaint, Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

NATURE OF THE ACTION

1. Plaintiff brings this action on behalf of himself and the public stockholders of CDI Corp. (“CDI” or the “Company”) against the Company and CDI’s Board of Directors (collectively, the “Board” or the “Individual Defendants,” as further defined below) for violations of Sections 14(e), 14(d)(4), and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), §§ 78n(d)(4), 78n(e) and 78t(a) respectively), and U.S. Securities and Exchange Commission (the “SEC”) Rules 14d-9 (17 C.F.R. § 240.14d-9) and SEC Regulation G, 17 C.F.R. 244.100 in connection with the proposed merger transaction (“Proposed Transaction”) between CDI and affiliates of AE Industrial Partners, LLC (“AEI”).

2. On July 31, 2017, the Company announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) with AEI, by which AEI will acquire all of the outstanding shares of CDI common stock through an all-cash tender offer at a purchase price of $8.25 per share (the “Tender Offer”).

3. The Tender Offer commenced on August 14, 2017, and the Company concurrently filed a Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC, recommending that the Company’s stockholders tender their shares for the Tender Offer price. The Tender Offer is set to expire on September 12, 2017.

4. Plaintiff alleges that the Recommendation Statement is materially false and/or misleading because, inter alia, it fails to disclose certain material internal financial information about the Company, relied on by the Individual Defendants to recommend the Proposed Transaction and by the Company’s financial advisor to render an opinion that the Proposed

Transaction is fair to CDI stockholders, which omissions render the Recommendation Statement incomplete and/or misleading. In particular, the Recommendation Statement omits material information regarding (i) certain of the Company’s financial projections and generally accepted accounting principles (“GAAP”) reconciliation of those projections; (ii) the valuation analyses performed by the Company’s financial advisor, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), in support of its fairness opinion; (iii) potential conflicts of interest on the part of Houlihan Lokey; (iv) potential conflicts of interest on the part of Defendant Winokur; and (v) the sale process.

5. The failure to adequately disclose such material information constitutes a violation of §§ 14(e), 14(d)(4), and 20(a) of the Exchange Act, among other reasons, because CDI stockholders are entitled to such information in order to make a fully-informed decision regarding whether to tender their shares in connection with the Tender Offer.

6. For these reasons and as set forth in detail herein, the Individual Defendants have violated federal securities laws. Accordingly, Plaintiff seeks to enjoin the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ violations of these laws. Judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders.

JURISDICTION AND VENUE

7. The claims asserted herein arise under §§ 14(e), 14(d)(4), and 20(a) of the Exchange Act, 15 U.S.C. § 78aa. The Court has subject matter jurisdiction pursuant to § 27 of the Exchange Act, 15 U.S.C. §78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

8. The Court has personal jurisdiction over each of the Defendants because each conducts business in and maintains operations in this District or is an individual who either is present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

9. Venue is proper in this District under § 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as pursuant to 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) CDI maintains its principal executive offices in this District; (iii) a substantial portion of the transactions and wrongs complained of herein occurred in this District; (iv) most of the relevant documents pertaining to Plaintiff’s claims are stored (electronically and otherwise), and evidence exists, in this District; and (v) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

10. Plaintiff is, and has been at all relevant times, the owner of shares of CDI common stock.

11. Defendant CDI is a Pennsylvania corporation with its principal executive offices located at 1735 Market Street, Suite 200, Philadelphia, Pennsylvania 19103. CDI’s common stock trades on the NYSE under the ticker symbol “CDI.”

12. Defendant Joseph L. Carlini (“Carlini”) has served as a director of the Company since 2014.

13. Defendant Michael J. Emmi (“Emmi”) has served as a director of the Company since 1999.

14. Defendant Walter R. Garrison (“Garrison”) has served as a director of the Company since 1997.

15. Defendant Lawrence C. Karlson (“Karlson”) has served as a director of the Company since 1989.

16. Defendant Ronald J. Kozich (“Kozich”) has served as a director of the Company since 2003.

17. Defendant Anna M. Seal (“Seal”) has served as a director of the Company since 2010.

18. Defendant Albert E. Smith (“Smith”) has served as a director of the Company since 2014.

19. Defendant Barton J. Winokur (“Winokur”) has served as a director of the Company since 1968.

20. Defendants Carlini, Emmi, Garrison, Karlson, Kozich, Seal, Smith, and Winokur are collectively referred to as “Individual Defendants” and/or the “Board.”

CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action individually and as a class action on behalf of all holders of CDI stock who are being, and will be, harmed by Defendants’ actions described herein (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to, controlled by, or affiliated with, any Defendant, including the immediate family members of the Individual Defendant.

22. This action is properly maintainable as a class action under Federal Rule of Civil Procedure 23.

23. The Class is so numerous that joinder of all members is impracticable. According to the Recommendation Statement, as of August 11, 2017, there were 18,793,206 shares issued and outstanding. These shares are held by thousands of beneficial holders who are geographically dispersed across the country.

24. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

a.	whether Defendants have violated Sections 14 and 20 of the Exchange Act in connection with the Proposed Transaction and SEC regulations promulgated thereunder; and

b.	whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

25. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

26. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

27. The prosecution of separate actions by individual members of the Class creates a risk of inconsistent or varying adjudications with respect to individual members of the Class, which could establish incompatible standards of conduct for Defendants.

28. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

29. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class a whole.

30. Accordingly, Plaintiff seeks injunctive and other equitable relief on behalf of himself and the Class to prevent the irreparable injury that the Company’s stockholders will continue to suffer absent judicial intervention.

SUBSTANTIVE ALLEGATIONS

I. Background and the Proposed Transaction

31. CDI provides engineering, information technology, and staffing solutions to customers in the oil, gas and chemicals; aerospace and industrial equipment; and information technology industries. The Company’s customers consist of multi-national, national and regional companies, and the United States Federal, state and local Governments. CDI serves customers through offices and delivery centers in the United States, Canada and the United Kingdom.1

[1]	http://www.reuters.com/finance/stocks/companyProfile?symbol=CDI.N.

32. On July 31, 2017, CDI issued a press release announcing the Proposed Transaction which stated the following, in relevant part:

PHILADELPHIA, July 31, 2017 /PRNewswire/ — CDI Corp. (NYSE: CDI) (“CDI”, or the “Company”), a leading provider of engineering, information technology, and staffing solutions, today announced that it has entered into a definitive agreement to be acquired by affiliates of AE Industrial Partners, LLC (“AEI”), a private equity investor specializing in aerospace, power generation, and specialty industrial companies. Pursuant to the agreement, AEI will acquire all of the outstanding shares of the Company’s common stock for $8.25 per share in an all-cash tender offer and follow-on merger. The agreement was unanimously approved by the Company’s Board of Directors following a review of strategic alternatives that the Company announced in March 2017. In addition, shareholders representing 26% of shares outstanding have entered into tender and support agreements.

“After a review of strategic alternatives by our Board of Directors, we are pleased to reach this agreement with AEI, which provides our shareholders with immediate liquidity and substantial certainty of value. We further believe that this transaction presents a winning proposition for all of our stakeholders,” said Michael S.

Castleman, President, Interim CEO and Chief Financial Officer of CDI. “AEI has a proven track record of partnering with company management, is a strategic-minded and growth-oriented investor that has substantial experience in many of our core end markets, and has a strong understanding of the Company’s capabilities and business model. With AEI’s longer-term commitment, strategic vision, deep capital base, and relevant investing and operating experience, we believe that CDI will strengthen its market position and its delivery of value-added engineering, IT and staffing solutions.”

“We are excited to partner with CDI’s exceptional leadership team and market-leading brand,” said Michael Greene, Managing Partner of AEI. “We believe that the Company’s capabilities and reputation, combined with AEI’s deep operating expertise in engineering, IT solutions, and human capital management, will allow the Company to expand and strengthen its relationships and its value proposition to key customers. We look forward to working with the Company and accelerating the growth of the business.”

Under the terms of the agreement, AEI will commence a tender offer to purchase any and all of the outstanding shares of CDI’s common stock for $8.25 per share in cash. The purchase price represents a 33% premium to the closing price of $6.20 on July 28th and a 36% premium to the average closing price for the last 30 trading days of $6.06. Upon completion of the transaction, CDI will become a privately held company.

The transaction, which is expected to close in the third quarter of 2017, is conditioned upon, among other things, satisfaction of a minimum tender condition, regulatory filings, and other customary closing conditions. There are no financing conditions associated with the proposed agreement.

II. The Tender Offer Appears Inadequate in Light of CDI’s Recent Financial Performance and Growth Prospects

33. The Tender Offer appears inadequate in light of the Company’s recent financial performance and prospects for future growth. Indeed, the Tender Offer represents a 14% discount to the Company’s 52-week high of $9.60 per share.

34. During an earnings call on May 10, 2017, Michael Castleman, CDI’s Chief Executive Officer (“CEO”), commented on the Company’s positive growth, stating the following, in relevant part:

Revenue benefited from strength in North America staffing, including short-term increases in Western Canada pipeline inspection and project-led strength in several large U.S. programs. In addition, two of our engineering verticals, government services and AIE, delivered sequential growth, with AIE recording its highest quarterly revenue in the last four quarters. Overall, adjusting for seasonal variances, we are experiencing improved revenue stability across the majority of our businesses. In addition, our programs to restore growth are beginning to take hold. We see multiple positive signs from our investment in sales capacity and more collaborative selling across our businesses with an expanding pipeline, add-on business secured from existing clients and multiple new client wins.

35. In sum, it appears that CDI is well-positioned for financial growth, and that the Tender Offer fails to adequately compensate the Company’s shareholders. It is imperative that Defendants disclose the material information they have omitted from the Recommendation Statement, discussed in detail below, so that the Company’s shareholders can properly assess the fairness of the Tender Offer for themselves and make an informed decision concerning whether to tender their shares.

III. The Recommendation Statement Omits Material Information

36. On August 14, 2017, CDI filed the Recommendation Statement with the SEC in support of the Tender Offer. As alleged below and elsewhere herein, the Recommendation Statement contains material misrepresentations and omissions of fact that must be cured to allow CDI’s stockholders to make an informed decision with respect to the Tender Offer. Specifically, the Recommendation Statement omits material information regarding (i) certain of the Company’s financial projections and generally accepted accounting principles (“GAAP”) reconciliation of those projections; (ii) the valuation analyses performed by the Company’s financial advisor, Houlihan Lokey, in support of its fairness opinion; (iii) potential conflicts of interest on the part of Defendant Winokur; (iv) potential conflicts of interest on the part of Houlihan Lokey; and (v) the sale process.

The Company’s Financial Forecasts

37. First, with respect to the Company’s financial forecasts, the Recommendation Statement discloses the value of non-GAAP metric EBITDA but fails to: (i) provide the value of the underlying line items interest and taxes; and (ii) reconcile EBITIDA to its most comparable GAAP equivalent. Recommendation Statement, 46.

38. When a company discloses non-GAAP financial measures in a Recommendation Statement, the Company must also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method), of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

39. The SEC increased its scrutiny of the use of non-GAAP financial measures in communications with shareholders. The former SEC Chairwoman, Mary Jo White, stated that the frequent use by publicly traded companies of unique, company-specific non-GAAP financial measures (as CDI Corp. has included in the Recommendation Statement here), implicates the centerpiece of the SEC’s disclosures regime:

In too many cases, the non-GAAP information, which is meant to supplement the GAAP information, has become the key message to investors, crowding out and effectively supplanting the GAAP presentation. Jim Schnurr, our Chief Accountant, Mark Kronforst, our Chief Accountant in the Division of Corporation Finance and I, along with other members of the staff, have spoken out frequently about our concerns to raise the awareness of boards, management and investors. And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-GAAP disclosures. I also urge again, as I did last December, that appropriate controls be considered and that audit committees carefully oversee their company’s use of non-GAAP measures and disclosures.2

40. The SEC has repeatedly emphasized that disclosure of non-GAAP projections can be inherently misleading, and has therefore heightened its scrutiny of the use of such projections.3 Indeed, on May 17, 2016, the SEC’s Division of Corporation Finance released new and updated Compliance and Disclosure Interpretations (“C&DIs”) on the use of non-GAAP financial measures that demonstrate the SEC’s tightening policy.4 One of the new C&DIs regarding

2	Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non-GAAP, and Sustainability (June 27, 2016), https://www.sec.gov/news/speech/chair-white-icgn-speech.html.
3	See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measures-the-secs-evolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, http://www.nytimes.com/2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0.
4	Non-GAAP Financial Measures, Compliance & Disclosure Interpretations, U.S. SECURITIES AND EXCHANGE COMMISSION (May 17, 2016), https://www.sec.gov/divisions/corpfin/guidance/ nongaapinterp.htm.

forward-looking information, such as financial projections, explicitly requires companies to provide any reconciling metrics that are available without unreasonable efforts. The SEC has consistently required companies to reconcile non-GAAP financial measures with their respective GAAP equivalents in the context of merger and tender offer transactions.

41. Second, the Recommendation Statement fails to disclose the value of the Company’s unlevered, after-tax free cash flows, which Houlihan Lokey utilized in its financial advisor’s Discounted Cash Flow (“DCF”) Analysis. Recommendation Statement, 44. Specifically, the Recommendation Statement reflects that Houlihan Lokey performed the DCF Analysis by “calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Projections.”Id. Not only does the Recommendation Statement not disclose the unlevered, after-tax free cash flows, it is unclear whether those projections were included in the forecasts provided to Houlihan Lokey, or whether the financial advisor calculated the unlevered, after-tax free cash flows. If the unlevered, after-tax free cash flows were provided to Houlihan Lokey by Defendants, those projections must be included in the Recommendation Statement so that CDI shareholders may consider them in connection with the Tender Offer.

42. Third, the Recommendation Statement provides competing definitions for the Company’s financial projections. The Company refers to the prospective financial information as the “Forecasts,” while Houlihan Lokey refers to the prospective financial information provided to it by the Company as the “Projections.” Recommendation Statement, 39, 45. The Defendants must disclose whether the Forecasts and the Projections are synonymous. If they are not, then Defendants must provide the Projections it provided to Houlihan Lokey that the financial advisor utilized in conducting its valuation analyses.

Houlihan Lokey’s Valuation Analyses and Fairness Opinion

43. With respect to Houlihan Lokey’s DCF Analysis, the Recommendation Statement fails to disclose: (i) the Company’s unlevered, after-tax free cash flows; (ii) the inputs and assumptions underlying the discount range of 14.0% to 15.0%; and (iii) the exit multiples implied from the analysis. Recommendation Statement, 43. Moreover, Defendants must disclose the value of CDI’s estimated net operating loss tax carryforwards and/or other tax attributes, as well as the resultant tax savings, since the Recommendation Statement states that Houlihan Lokey’s DCF Analysis “reflected certain estimated future tax savings from the Company’s net operating loss tax carryforwards and/or other tax attributes based on the Company Projections, estimates of the Company’s estimated net operating loss tax carryforwards and other information provided by Company management.” Recommendation Statement, 42.

44. These key inputs are material to CDI shareholders, and their omission renders the summaries of Houlihan Lokey’s DCF valuation analysis incomplete and misleading. As a highly-respected professor explained in one of the most thorough law review articles regarding the fundamental flaws with the valuation analyses bankers perform in support of fairness opinions, in a discounted cash flow analysis a banker takes management’s forecasts, and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value…”Id. As Professor Davidoff explains:

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value… The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions.

Id. at 1577-78.

45. Clearly, shareholders would find the aforementioned information material since the Board’s unanimous recommendation that shareholders tender their shares in connection with the Proposed Transaction was based, in part on the following:

•	The Board considered the current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects of the Company and the execution risks associated with the implementation of the Company’s business strategy and its belief, based on its familiarity with such financial condition, results, business, competitive position, properties, assets and prospects and the opinion provided by the

Board’s financial advisor, that the all-cash Offer Price or Merger Consideration, as applicable, is fair consideration, from a financial point of view, for the Shares.

Recommendation Statement, 32.

Potential Conflicts of Interest

46. Further, the Recommendation Statement fails to disclose potential conflicts of interest on the part of (i) Houlihan Lokey and (ii) Defendant Winokur. With respect to Houlihan Lokey, the Recommendation Statement fails to disclose whether the financial advisor has provided any financial advisory or other services to any of the relevant entities including, but not limited to, CDI, AEI and/or AEI’s affiliates, within the last two years. Due to the prominence of the financial advisor’s valuation analyses and resultant fairness opinion, Defendants are obligated to disclose any potential conflicts faced by Houlihan Lokey. Defendants failure to disclose this information renders the Recommendation Statement incomplete and misleading.

47. The Recommendation Statement also fails to disclose potential conflicts of interest on the part of Defendant Winokur. Defendant Winokur is a senior partner at the law firm of Dechert, LPP (“Dechert”), the law firm that advised the Company in connection with the Tender Offer. Specifically, the Recommendation Statement states that “Dechert has served as counsel to the Company with respect to the Merger Agreement, the Offer and the Merger and will receive fees for such representation.” Recommendation Statement, 16. Defendant Winokur is also a member of the Transaction Committee, a special committee of the Board tasked with, among other things, negotiating the Tender Offer. Recommendation Statement, 16. The Recommendation Statement is incomplete and misleading, as it fails to disclose any information regarding: (i) whether Defendant Winokur provided legal advice to the Board in connection with the Proposed Transaction; and (ii) the circumstances which led to engagement of Dechert in connection with the Proposed Transaction.

The Sale Process

48. Finally, the Recommendation Statement states that the Company entered into non-disclosure agreements (“NDAs”) with several parties during the sale process. While the Company was permitted to “waive certain restrictions in the NDAs that participants in the [sale process] signed in order to facilitate potential superior proposals from other former bidders,” the Recommendation Statement also states that the “exact terms of the NDA were separately negotiated with each prospective buyer and differed from what was presented in the [initial, uniform draft NDA provided to prospective buyers], particularly with regards to the duration of the non-solicitation provision.” Recommendation Statement, 19-20. However, the Recommendation Statement fails to specify whether each of the NDAs entered into by CDI and the prospective bidders contained “don’t ask, don’t waive” provisions which would prevent a counter party to request a waiver of the standstill provisions in order to submit a superior proposal to the Tender Offer. The omission of this information renders the Recommendation Statement incomplete and misleading, as CDI shareholders would undoubtedly consider information regarding whether a topping bid could be submitted material.

49. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to CDI’s stockholders. Accordingly, based on the foregoing disclosure deficiencies in the Recommendation Statement, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that CDI stockholders will suffer, absent judicial intervention, if CDI’s stockholders are required to decide whether or not to tender their shares without the above-referenced material misstatements and omissions being remedied.

CLAIMS FOR RELIEF

COUNT I

Claims Against All Defendants for Violations of § 14(e) of the

Securities Exchange Act of 1934

50. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

51. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . .” 15 U.S.C. § 78n(e).

52. As discussed above, CDI filed and delivered the Recommendation Statement to its stockholders, which Defendants knew or recklessly disregarded contained material omissions and misstatements described herein.

53. Defendants violated §14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in connection with the tender offer commenced in conjunction with the Proposed Transaction. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

54. The Recommendation Statement was prepared, reviewed and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the tender offer, the intrinsic value of the Company, and potential conflicts of interest faced by certain Individual Defendants.

55. In so doing, Defendants made untrue statements of material fact and omitted material information necessary to make the statements that were made not misleading in violation of § 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, Defendants were aware of this information and their obligation to disclose this information in the Recommendation Statement.

56. The omissions and misleading statements in the Recommendation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders.

57. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

58. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT II

Claims Against All Defendants for Violations of § 14(d)(4) of the

Securities Exchange Act of 1934 and SEC Rule 14d-9 (17 C.F.R. § 240.14d-9)

59. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

60. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting stockholder support of the Proposed Transaction.

61. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

62. The Recommendation Statement violates § 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Recommendation Statement false and/or misleading.

63. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

64. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

65. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

COUNT III

Against the Individual Defendants for

Violations of § 20(a) of the 1934 Act

66. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

67. The Individual Defendants acted as controlling persons of CDI within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of CDI and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

68. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

69. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Recommendation Statement.

70. By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

71. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) of the 1934 Act and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of Defendants’ conduct, Plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as Class counsel;

B. Enjoining Defendants and all persons acting in concert with them from proceeding with the Tender Offer or consummating the Proposed Transaction, unless and until the Company discloses the material information discussed above, which has been omitted from the Recommendation Statement;

C. Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D. In the event Defendants consummate the Proposed Transaction, awarding damages to Plaintiff and the Class;

E. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: August 25, 2017	FARUQI & FARUQI, LLP

OF COUNSEL:	By:
Stuart J. Guber
FARUQI & FARUQI, LLP	101 Greenwood Avenue, Suite 600
Nadeem Faruqi	Jenkintown, PA 19046
James M. Wilson, Jr. (Pro Hac forthcoming)	Telephone: (215) 277-5770
685 Third Ave., 26th Fl.	Facsimile: (215) 277-5771
New York, NY 10017	Email: sguber@faruqilaw.com
Telephone: (212) 983-9330
Email: nfaruqi@faruqilaw.com	Counsel for Plaintiff
Email: jwilson@faruqilaw.com

Counsel for Plaintiff

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